Exhibit 23.01

                           Consent of Haskell & White




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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 13, 1997, except for Note 15 b) which is as of June 10, 1997, the last paragraph of Note 9 which is as of June 20, 1997, Notes 15 c) and d) which are as of June 30, 1997, and Note 15f) which is as of September 24, 1997 relating to the financial statements of Play Co. Toys & Entertainment Corp. which are contained in that Prospectus.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.



                                                             HASKELL & WHITE LLP
                                                    Certified Public Accountants



September 29, 1997
Newport Beach, California

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